Exhibit 10.56

PURCHASE OPTION AGREEMENT

This PURCHASE OPTION AGREEMENT (this “Agreement”) made as of January 3, 2011, by and between PACIFIC OFFICE PROPERTIES TRUST, INC., a publicly-traded Maryland corporation (“PCE”), and PRIORITY CAPITAL GROUP, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, PCG Manager, LLC, a Delaware limited liability company (“PCG Manager”), Shidler Executive Partners, LLC, a Delaware limited liability company (“SEP,” and, collectively with PCG Manager, the “Redeeming Members”), and the Company have entered into that certain Membership Interest Redemption Agreement of even date herewith (the “Redemption Agreement”), pursuant to which the Company has agreed to redeem the eighty percent (80%) membership interest in the Company currently held by the Redeeming Members (the “Redemption”); and

WHEREAS, in connection with the Redemption, the Company desires to grant an option to PCE to purchase an eighty percent (80%) membership interest in the Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, and the agreements and representations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.      Grant of Purchase Option. Effective on and as of the Effective Date (as hereinafter defined), PCE shall have, and the Company hereby grants, an option (the “Option”) to purchase an eighty percent (80%) membership interest in the Company (the “New Interest”), pursuant to the terms and conditions set forth in this Agreement. The term of the Option (the “Option Term”) shall commence upon the date on which the Redemption is consummated in accordance with the terms of the Redemption Agreement (the “Effective Date”), and shall continue until the earlier of (a) December 31, 2013, and (b) the date, if any, that PCE notifies the Company that it does not intend to exercise, and is forever irrevocably waiving any right to exercise, the Option.

2.      Exercise of Purchase Option.

2.1.      Exercise Notice. PCE may exercise the Option at any time during the Option Term by delivering to the Company a written notice of exercise (an “Exercise Notice”) to the Company at its principal executive offices, located at 10188 Telesis Court, Suite 130, San Diego, CA, 92121, Fax No. (858) 210-3699, Attn: David Thailing.

2.2.      Exercise Price. The total purchase price to be paid for the New Interest (the “Exercise Price”) shall be an amount equal to eighty percent (80%) of Net Tangible Book Value (as defined in and determined in accordance with Section 2.3 below) at the time the Option is exercised.

2.3.      Determination of Net Tangible Book Value. “Net Tangible Book Value” shall mean the net tangible book value of the Company and its subsidiary on a consolidated basis, calculated as total assets less intangible assets and total liabilities excluding intangible liabilities, as shown on the Company’s consolidated balance sheet as of the date that is the last day of the calendar month immediately preceding the delivery of the Exercise Notice, as certified to PCE in writing together with all relevant financial information necessary to support such determination; provided, that, for a period of five (5) business days following the certification of Net Tangible Book Value, PCE may elect to revoke its exercise of the Option, in which event the Option will remain outstanding and exercisable for the remaining Option Term as if PCE had not delivered an Exercise Notice.

2.4.      No Partial Exercise. The Option, if exercised, must be exercised for the whole of the New Interest and not a portion thereof.

3.      Option Closing.

3.1.      Option Closing. After the exercise by PCE of the Option but subject to PCE’s rights to revoke its exercise as provided in Section 2.3 and Section 5.2, the purchase of the New Interest shall be consummated at a closing (the “Option Closing”) to take place at the offices of the Company or its counsel, as agreed to by the parties, and shall occur no later than thirty (30) days after the date the Net Tangible Book Value is finally determined, or any earlier or later date upon which PCE and the Company mutually agree.

3.2.      Closing Deliveries. At the Option Closing, (a) PCE shall deliver to the Company the applicable Exercise Price for the New Interest in immediately available funds to the account designated by the Company; (b) the Company shall issue to PCE the New Interest and shall reflect such issuance on the books and records of the Company; and (c) PCE shall execute a counterpart of the Operating Agreement of the Company then in effect, or, if determined pursuant to Section 5.2 below, the Company, its members, and PCE shall enter into an amended and restated Operating Agreement of the Company in the form mutually agreed to by the parties.

3.3.      Closing Conditions

3.3.1.      Conditions to Obligations of both Parties. Each party’s obligation to consummate the issuance and purchase of the New Interest at the Option Closing is subject to the fulfillment, on or prior to the Option Closing, of the following conditions:

3.3.1.1.      Since the date of this Agreement, there shall not have been commenced or threatened against any party hereto any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, this Agreement or the Option, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with this Agreement or the Option.

3.3.1.2.      Any consents or approvals required to be secured by any party in connection with the Option shall have been obtained, and all applicable waiting periods shall have expired.

3.3.1.3.      No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement.

3.3.2.      Conditions to Obligations of PCE. The obligation of PCE to purchase the New Interest at the Option Closing is subject to the fulfillment, on or prior to the Option Closing, of each of the following conditions (any of which may be waived by PCE, in whole or in part):

3.3.2.1.      All of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as if such representations and warranties were made at the Option Closing (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true and correct in all material respects as if made on and as of such earlier date).

3.3.2.2.      The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Option Closing.

3.3.2.3.      This Agreement and the issuance of the New Interest shall have been duly and validly approved by the Company as necessary under all applicable legal requirements and the Company’s Operating Agreement as then in effect.

3.3.3.      Conditions to Obligations of the Company. The obligation of the Company to issue the New Interest at the Option Closing is subject to the fulfillment, on or prior to the Option Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

3.3.3.1.      All of the representations and warranties of PCE set forth in this Agreement shall be true and correct in all material respects as if such representations and warranties were made at the Option Closing (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true and correct in all material respects as if made on and as of such earlier date).

3.3.3.2.      PCE shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Option Closing.

3.3.3.3.      This Agreement and the purchase of the New Interest shall have been duly and validly approved by PCE as necessary under all applicable legal requirements.

4.      Certain Covenants.

4.1.      No Issuance of Membership Interests. During the Option Term, the Company shall not, without the prior written consent of PCE, issue to any person any membership interests or other interest in the Company or its assets, or any option or other right to acquire any such interest.

4.2.      Information Rights. During the Option Term, PCE shall have the right to receive, and the Company shall provide, a copy of the Company’s consolidated quarterly and annual financial statements, and such other financial information as PCE may reasonably request.

4.3.      Exclusivity. PCG agrees that, during the Option Term, it shall not, without the prior written consent of PCE, either directly or indirectly (including through its subsidiary, Priority Capital Investments, LLC) offer or sell securities issued by any office building-focused real estate company other than PCE.

5.      Terms of New Interest; Operating Agreement.

5.1.      New Interest.

5.1.1.      It is understood and agreed by the parties that the New Interest to be issued to PCE upon exercise of the Option shall be the same class of membership interests then issued to David Thailing, who shall be the sole member of such class of membership interests following the Redemption until such time, if any, that PCE exercises its Option, and from and after the Option Closing, PCE shall be entitled to share on a pro rata basis in all rights in the Company afforded to holders of such class of membership interests, including the economic interest in the Company, the right to vote or participate in management, and the right to information concerning the business and affairs of the Company provided by the Operating Agreement of the Company as in effect at the time of the Option Closing.

5.1.2.      PCE acknowledges and agrees that, pursuant to the Redemption Agreement, the Company is obligated to make certain payments (“CCRO Payments”) to the Redeeming Members (or their assignees, as applicable) in an aggregate amount sufficient to return to the Redeeming Members all contributions made by or on behalf of the Redeeming Members to the capital of the Company, until the earlier of the date such contributions are repaid in full or the Redeeming Members forfeit in full their right to receive any such CCRO Payments. PCE acknowledges and agrees that its right to receive any distributions in respect of its New Interest shall be subordinate to the Company’s obligations to make the CCRO Payments to the same extent as the members of the Company immediately prior to the Option Closing.

5.2.      Amended and Restated Operating Agreement. It is understood by the Company and PCE that, in connection with the Redemption, the Company and its sole member intend to enter into a Second Amended and Restated Operating Agreement of the Company (the “Second A&R Operating Agreement”). PCE shall, at any time during the Option Term, be entitled to request a copy of such Second A&R Operating Agreement, together with any amendments thereto and restatements thereof. PCE may, at the time it delivers the Option Notice, request that the parties reasonably and mutually negotiate a new amended and restated

Operating Agreement (the “New A&R Operating Agreement”) containing, subject to Section 5.1, such provisions as may be reasonably necessary to set forth the respective rights, powers and interests of the members with respect to the Company and their respective membership interests, taking into account PCE’s position as the holder of an eighty percent (80%) membership interest in the Company, it being understood that if PCE elects instead to be bound by the Operating Agreement of the Company then in effect the parties shall not be obligated to enter into a New A&R Operating Agreement as a condition to the Option Closing or otherwise. If the parties are unable to reasonably and mutually agree on the terms of such New A&R Operating Agreement, then, in PCE’s sole discretion, (a) the parties shall consummate the Option Closing, at the Option Closing, PCE shall execute a counterpart of the Operating Agreement of the Company then in effect; (b) PCE may revoke its exercise of the Option, in which event the Option will remain outstanding and exercisable for the remaining Option Term as if PCE had not delivered an Exercise Notice; or (c) PCE may submit the matters in dispute to arbitration as provided in Section 10.7.

6.      Representations and Warranties of PCE. As an inducement to the Company’s entering into this Agreement and proceeding to the Option Closing, PCE represents and warrants to the Company, with the express understanding that said representatives and warranties are material to, and are being relied on by, the Company, as follows:

6.1.      Organization and Standing. PCE is corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

6.2.      Authority. PCE has full and proper corporate power and authority to enter into and consummate this Agreement and the transactions provided for herein, without the consent or approval of, notice to, or registration with, any other person, association, entity or governmental authority, other than any consents, approval or notices which shall have been obtained or given, as applicable, prior to the Option Closing. This Agreement represents the valid and binding obligation of PCE, enforceable against PCE and effective in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar law affecting the enforcement of creditors’ rights generally and by general principals of equity relating to enforceability.

6.3.      No Conflict. The execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, do not and will not: (a) constitute a breach of, or default under, or result in any lien, encumbrance, security interest, charge or restriction against PCE, under any contract, agreement or other commitment to which PCE is a party or by which PCE is bound; or (b) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to PCE.

6.4.      Litigation. There is no action, suit or proceeding at law or equity, or before or by any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending (or, to the knowledge of PCE, threatened), against PCE which, if determined adversely, would have a material adverse effect on the transactions contemplated hereby.

7.      Representations and Warranties of the Company. As an inducement to PCE’s entering into and consummating this Agreement, the Company represents and warrants to PCE, with the express understanding that said representations and warranties are material to, and are being relied on by, PCE, as follows:

7.1.      Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

7.2.      Authority. The Company has full and proper limited liability company power and authority to enter into and consummate this Agreement and the transactions provided for herein, without the consent or approval of, notice to, or registration with, any other person, association, entity or governmental authority, other than any consents, approval or notices which shall have been obtained or given, as applicable, prior to the Option Closing. This Agreement represents the valid and binding obligation of the Company, enforceable against the Company and effective in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar law affecting the enforcement of creditors’ rights generally and by general principals of equity relating to enforceability.

7.3.      No Conflict. The execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, do not and will not: (a) constitute a breach of, or default under, or result in any lien, encumbrance, security interest, charge or restriction against the Company, under any contract, agreement or other commitment to which such the Company is a party or by which either the Company is bound; or (b) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to the Company.

7.4.      Litigation. There is no action, suit or proceeding at law or equity, or before or by any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending (or, to the knowledge of the Company, threatened), against the Company which, if determined adversely, would have a material adverse effect on the transactions contemplated hereby.

8.      Confidentiality. Each party agrees to maintain in confidence the information contained in this Agreement or pertaining to the Option granted hereby, including any financial information provided to PCE during the Option Term; provided, however, that each party, its agents and representatives may disclose such information (a) to such party’s accountants, attorneys, prospective lenders, investment bankers, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively “Representatives”) to the extent that such Representatives reasonably need to know such information and data in order to assist, and perform services on behalf of, the Company or PCE; (b) to the extent required by any applicable statute, law, regulation or governmental authority after prior written notice to the other party or, with respect to PCE, to the extent PCE in its reasonable judgment deems necessary in connection with its filings with the Securities and Exchange Commission (the “PCE SEC Disclosure”); and (c) in connection with any dispute that may arise between the parties in connection with the transactions contemplated by this Agreement.

9.      Announcements. The Company and PCE shall consult with each other before advising the Company’s associates and staff of the consummation of the transaction that is the subject of this Agreement, and shall continue to make reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby; provided, however, that the foregoing shall not apply to the PCE SEC Disclosure.

10.      Miscellaneous.

10.1.      Expenses. Any and all out-of-pocket expenses incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement shall be paid by the party incurring such expense.

10.2.      Survival of Representations. All representations, warranties and agreements made in this Agreement, or pursuant hereto, shall survive the Option Closing and any investigation at any time made by or on behalf of the parties.

10.3.      Benefit. This Agreement shall be binding upon, and inure to the benefit of, the respective legal successors and permitted assigns of the parties hereto.

10.4.      Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10.5.      Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and PCE with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and PCE.

10.6.      Governing Law. This Agreement shall be governed by and construed in accordance with the local, internal laws of the State of Delaware.

10.7.      Mandatory Arbitration. Each and every disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Diego, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the parties to the dispute shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the parties cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. None of the parties to the dispute nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall be required to abide by the provisions of this Agreement and the arbitrator shall not modify or alter same. Such arbitration shall be conducted under a “baseball arbitration” format, pursuant to which the arbitrator shall be required to adopt the position of one of the parties, and not any compromise position. The Company will be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, if any other party initiates the arbitration, that party will contribute an amount equal to the filing fee that would have been payable by that party if it had, in lieu of commencing arbitration, instead asserted those claims in litigation filed in the Superior Court of California, County of San Diego. Each party shall pay for its own costs and attorneys’ fees, if any. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Delaware, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. Nothing herein contained shall preclude either party from seeking equitable or injunctive relief from a court of competent jurisdiction in order to prevent, terminate or reduce the likelihood of the infliction of irreparable harm on the petitioning party.

10.8.      Equitable Relief. Notwithstanding the above, either party may file a request with a court of competent jurisdiction for equitable relief, including but not limited to injunctive relief, pending resolution of any claim through the arbitration procedure set forth herein; however, in such cases, the trial on the merits of the claims will occur in front of, and will be decided by, the arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.

10.9.      Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

10.10.      Further Assurances. The parties shall from time to time do and perform such other and further acts and execute and deliver any and all such other and further instruments as may be required by law or requested by the other parties hereto to establish, maintain or protect the rights and remedies hereunder of the parties hereto and to carry out and effect the intents and purposes of this Agreement and all other documents referred to herein.

10.11.      Waivers. Waiver by any party of any breach of this Agreement by any other party shall not be construed as a waiver of any other breach, and failure to exercise any right arising from any default under this Agreement shall not be deemed a waiver of such right which may be exercised at any subsequent time.

10.12.      Construction. Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference to any statute or regulation means such statute or regulation as amended at the time and includes any successor legislation or regulations. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections and Exhibits mean the Articles of, Sections of and Exhibits to this Agreement. The Exhibits to this agreement are hereby incorporated by reference into and shall be deemed a part of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COMPANY:

PRIORITY CAPITAL GROUP, LLC

By:	PCG MANAGER, LLC, a Delaware limited liability company, as the managing member

	By:	JHS-PCG, LLC, a Delaware limited liability company, as the sole member

		By:	/s/ Jay H. Shidler
Name: Jay H. Shidler
Its: Sole Member

PCE:

PACIFIC OFFICE PROPERTIES TRUST, INC.

	By:	/s/ James R. Wolford
Name: James R. Wolford
Its: Chief Financial Officer

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